Exhibit 99.1

Perry Ellis International Announces Changes to its Board of Directors

Alexandra Wilson Appointed Independent Director

Perry Ellis International (GLOBENEWSWIRE: PERY) today announces changes to its Board of Directors (“Board”). Alexandra Wilson, co-founder of Gilt, the innovative online shopping destination, has been elected to the Board effective February 20, 2014. George Feldenkreis, Chairman and Chief Executive Officer of Perry Ellis International commented: “I am pleased to welcome Alexandra to our Board. Alexandra is a legendary name in the luxury e-commerce world. She has a proven track record in marketing and brand building which will complement the experience of our current Board. I look forward to Alexandra’s insight as we execute our strategies to grow our e-commerce sites and strengthen the marketing strength of our brands and infrastructure with innovative marketing and direct-to-consumer initiatives.”

Ms. Wilson is co-founder of Gilt, the innovative online shopping destination founded in 2007, offering highly-coveted luxury lifestyle products and experiences to over 8 million members. As a member of the Leadership Team of Gilt, Ms. Wilson plays an integral role in shaping merchandising, business development, sales, branding, marketing, and social media for the company. Prior to founding Gilt, Ms. Wilson worked in the luxury goods industry at Bulgari and at Louis Vuitton. Ms. Wilson began her career in investment banking at Merrill Lynch and subsequently worked at Financo. Ms. Wilson holds a B.A. from Harvard College, from which she graduated magna cum laude, and an M.B.A. from Harvard Business School. Ms. Wilson speaks five languages (English, Spanish, Portuguese, French, and Italian). She has studied, lived, and worked internationally in Latin America, Europe, and Japan. Ms. Wilson is on the Board of Directors for three non-profits including the National Retail Federation Foundation, Dress for Success Worldwide and Fashion Group International.

“I am delighted to join the Perry Ellis Board,” stated Ms. Wilson. “Perry Ellis possesses many strengths including compelling brands and a strong infrastructure. I am looking forward to working with the other members of the Board and the management team to assist the Company to reach its goals and objectives.”

Contemporaneously with Ms. Wilson’s appointment to the Board, Mr. Eduardo Sardiña will transition off the Board. Mr. Sardiña stated, “I am leaving the Perry Ellis Board in the capable hands of my fellow Board members. It has been a pleasure to serve on the Board and I expect Alexandra to add tremendously to the wisdom of the ongoing members.”

“Eddie has played a very valuable role on our board over the last four years,” said George Feldenkreis. “I am extremely grateful for his hard work, his intellect and contribution to our organization.”

Following this announcement, the Board will include seven members, five of whom are independent, and each of whom possesses significant professional experience, particularly in the financial, retail and business services sectors.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Centro®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Gotcha®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue®, Miller’s Outpost®, Tahoe River Outfitters®, Original Khaki Company® and Techworks®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, Champions Tour® and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

SOURCE: Perry Ellis International, Inc.

Perry Ellis International, Inc.

Anita Britt, 305-873-1210